                                                                     EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)

-------------------------------------------------------------------------------



                                                                    Three Months     Three Months
                                                                       Ended            Ended
                                                                      March 31,       March 31,
                                                                        2003            2002
                                                                    ------------    ------------

Loss
              Loss before income taxes                              $       (724)   $       (602)

Add (deduct)
              Fixed charges from below                                       351             327
              Income from equity investees                                    (7)            (15)
              Distributed income from equity investees                        24              --
              Interest capitalized                                            (3)             (5)
                                                                    ------------    ------------

Loss as adjusted                                                    $       (359)   $       (295)

Fixed charges
              Interest expense                                      $        174    $        157
              Amortization of debt costs                                       5               5
              Preference security dividend                                     6               6
              Portion of rental expense representative of the
                interest factor                                              166             159
                                                                    ------------    ------------

Total fixed charges                                                 $        351    $        327

RATIO OF LOSS TO FIXED CHARGES (1)                                         (1.02)          (0.90)


(1) Fixed charges exceeded our adjusted loss by $710 million and $622 million for the three months ended March 31, 2003 and 2002, respectively.